SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SilverBow Resources, Inc.

(Name of Registrant as Specified in Its Charter)

KEF Investments, LP

KEF Fund V Investments, LP

Kimmeridge Energy Management Company, LLC

Benjamin Dell

Alexander Inkster

Neda Jafar

Denis Laloy

Noam Lockshin

Henry Makansi

Neil McMahon

Douglas E. Brooks

Carrie M. Fox

Katherine L. Minyard

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 11, 2024, Kimmeridge Energy Management Company, LLC issued a press release (the “Press Release”), which included an open letter (the “Letter”) to SilverBow Resources, Inc., and published certain materials to its website, www.Kimmeridge.com/sbow/, including summarized financial statements of Kimmeridge Texas Gas, LLC (the “Financial Statements”) referenced in the Letter. A copy of the Press Release, including the Letter is set forth as Exhibit 1. A copy of the Financial Statements is set forth as Exhibit 2.

Exhibit 1

Kimmeridge provides additional information
on ktg’s High quality asset base

Remains hopeful that SilverBow’s Board will reverse course
and start engaging in a constructive dialogue

Requests Board’s view of relative value by April 15 – Board previously stated it was ‘open to exploring transactions at appropriate valuations’ so it should have information on hand

NEW YORK and DENVER, April 11, 2024 – Kimmeridge, an alternative asset manager focused on the energy sector and the largest shareholder of SilverBow Resources (“SilverBow”) holding 12.9% of outstanding shares, today provided additional information to SilverBow’s Board of Directors and is making it available to the public as well. Kimmeridge is hopeful this supplementary information will prompt SilverBow’s Board to initiate a substantive due diligence process with respect to Kimmeridge’s March 13, 2024 proposal to combine Kimmeridge Texas Gas (“KTG”) and SilverBow (the “Proposal”).

Additional information regarding the Proposal and KTG’s asset base can be found at www.Kimmeridge.com/sbow/.

The full text of Kimmeridge’s letter to SilverBow’s Board is included below.

***

Dear Mr. Woolverton,

We are in receipt of your letter requesting additional diligence items. We have made the requested information available in public and are eager to share the remainder of the information subject to a standard non-disclosure agreement. As you know, per our offer letter on March 13, 2024 (the “Proposal”) and our supplemental data release on April 1, 2024, we had already pre-populated a data room for your team with this and other information that has been available to you for quite some time. During this period, we have stood ready to give you full access to the data room and answer any questions you or your advisors may have.

Unfortunately, since making our Proposal, we have heard nothing from SilverBow or its advisors regarding substantive engagement in a due diligence process to assess our offer.

Kimmeridge delivered a financed, premium proposal for a multi-billion-dollar combination. In response, we have received 20 random questions as addendums to two letters. Both letters were delivered minutes following your filing of proxy solicitation materials, wherein you rejected our Proposal and then said you needed more information to evaluate its value. All together, you have made it clear that you plan to refuse to engage seriously and instead intend ‘take this to the annual meeting,’ as was intimated to one of the Board nominees in their interview process with you and the participating SilverBow Board members.

Turning to the most recent eight questions we received, we are unclear why certain of this information is of value to you, especially in the absence of any contact from your team.

For example:

-	You ask for 2023 financials, but under our Proposal SilverBow would be the surviving entity and we have made available to you a pro forma balance sheet as of the proposed closing date.

-	You ask for our RBL details, but our Proposal contemplates providing replacement debt on a combination.

-	You ask for the Laredo purchase price, but you and your advisors were provided this in August 2022 and again in February 2023, and it has not changed.

-	Lastly you have requested capital allocation by area and type curve but we have already provided the drilling program by type curve. If your team does not have an accurate understanding of the phase windows across the Eagle Ford we would welcome a meeting to further their understanding, but this raises its own concerns.

The investment community recognizes your playbook to date. You claim to evaluate a transaction but will, inevitably, walk away from any deal in which SilverBow is the smaller company in a merger. Your strategy appears premised on buying time, hoping that the price of the commodity rises, the annual meeting passes or that constructive shareholders just walk away. In our view, it is self-preservation at the expense of shareholder value. You are so focused on ‘fighting Kimmeridge’ at all times and at all costs that you’ve lost sight of the stakeholders you were either elected or appointed to serve – all of which we believe necessitates the need for fresh perspectives in the SilverBow Boardroom.

As we have delivered the combination proposal that you and your Board requested, answered your questions asked to-date, and given the compelling strategic value of a combination, I remain hopeful that the SilverBow Board actually intends to work in the best interest of all shareholders.

To that end, we respectfully request that you provide your views of SilverBow’s relative value and the terms under which you would be willing to transact by April 15, 2024. Based on your prior correspondence and public statements you have noted that SilverBow completed an analysis of relative value that it reviewed with the Board, so we expect this information is readily available. We and the investment community look forward to receiving it, as otherwise it would be impossible to work towards the April 26, 2024 deadline that we had placed on our Proposal.

Regards,

Ben Dell, Co-Founder and Managing Partner of Kimmeridge

Appendix – Kimmeridge Responses to SilverBow’s April 9 Questions

1.	What is the timing of providing KTG’s 2023 financials? If there is a reason for the longer than customary period to complete the financials, please explain. Can you also provide audited 2022 financials?

The 2023 audited financials are complete, and the main financial statements are provided here. The detailed notes to the financials include information under NDA with third parties and we are not permitted to disclose publicly, but we will share in our data room.

Please clarify what 2022 information you need and its value in your underlying analysis as we did not close the Laredo transaction until September 20, 2022.

2.	Please provide complete information on balance sheet/credit agreements:

As previously disclosed, KTG’s forecasted 2024E net leverage is 0.8x vs. SBOW’s forecasted 2024E net leverage is “less than 1.5x”. KTG is in full compliance with its credit agreement. The KTG RBL would be replaced with alternative financing, as documented in our Proposal. We disclosed our forecast balance sheet and would be happy to make the KTG credit agreement available to you in the data room despite its irrelevance to the proposed transaction.

3.	KTG is currently drawn 70% on its RBL with significant outspend on cash flow for the near term. KTG is showing $120 million of liquidity while estimating an outspend of $160 million of cash flow this year.

KTG has ample liquidity. As a private company we can inject additional capital as needed and don’t need to resort to expensive second lien debt or equity issuances at meaningful discounts. The incremental $500MM of equity capital we offered to inject as part of the proposed deal, at a premium to the unaffected share price, indicates the significant capital availability at KTG.

4.	Please explain the meaningful differences between KTG’s public capital and production guidance and the estimates shown in the third-party reserve report for 2024 and 2025. For clarity, see the below table for reconciliation.

The KTG reserve report is a 1P report built for the purposes of an RBL redetermination and does not tie with our corporate budget post-closing the Blackbrush asset acquisition. We provided the key inputs needed to build your own forecast for KTG, but our exact rig schedule, capex per well, financial forecasts etc. are in the data room. We note we are still awaiting the disclosure of your detailed reserve report.

5.	Please provide the acquisition price summary for both the Laredo Energy and Blackbrush assets.

We disclosed the Laredo acquisition price to you and your advisors on multiple occasions (August 2022, February 2023). The Blackbrush acquisition price is subject to an NDA but was approximately 1.8X 2024E EBITDA as of closing.

6.	KTG’s disclosed annual G&A of $20 million is significantly higher on a percentage of estimated 2024 EBITDA when compared to the G&A for SilverBow — nearly double. Can you please provide context for why KTG’s annual G&A is unusually high? For details relating to SilverBow’s 2024 G&A information, see slide 17 of SilverBow’s corporate presentation from February 2024.

For 2024E, KTG forecasts total G&A of $20MM, which equates to $0.15/Mcfe. Your referenced G&A guidance, midpoint of $21.5MM, excludes share-based compensation. Using 2023 as a guide, we estimated your total 2024 G&A to be ~$28MM or $0.14/Mcfe1. To make a like-for-like comparison, the company needs to disclose guidance for share-based compensation, which is dilutive to shareholders and matters in this analysis.

____________________

1 SilverBow’s Cash G&A in 2023 was $19MM and share-based compensation was $5.5MM. Assuming the same annual growth rate for Cash G&A to estimate share-based compensation, total G&A for SBOW in 2024 would be ~$28MM.

Lastly, we would note that since 2017, the year you were hired, total G&A has been over $165MM, with over $60MM going to management and the Board. With an average production base of 227.5 MMcfe/d over that time period, G&A was ~$0.29/Mcfe, which is materially higher than KTG’s despite a Total Shareholder Return over that period of negative 17%2.

7.	Please provide a summary of lease obligations, i.e. how much of KTG’s 148,000 net acres are currently held by production, expiration schedule over the next three years, drilling obligations for acreage in primary term and continuous drilling obligations for the next three years?

We have a detailed lease schedule available in the data room.

Drilling Obligations

Over the next three years (2024-2026), at most, our continuous drilling obligations are between 20 and 27 wells per year. However, SilverBow has previously reduced these drilling obligations, including for 2024, and SilverBow continues to work with landowners to further reduce these obligations.

KTG’s continuous drilling obligation over the next 3 years is approximately 20-22 wells per year, assuming no reduction of obligations through discussions with landowners. Using the midpoint, our continuous drilling obligations are ~11% less than SBOW’s. As stated, we have a detailed lease schedule available in the data room.

8.

Please provide a summary of contractually obligated minimum volume commitments for 2024, 2025, and 2026 and provide as a percentage of 1Q24 production. Please refer to SilverBow’s MVC disclosure in our Form 10-K for the period ending December 31, 2023.

Below is a table of our contractually obligated minimum volume commitments for 2024, 2025 and 2026 next to SBOW’s as disclosed in the 10-K. We have sufficient projected volumes to meet these obligations.

$MM	2024	2025	2026
KTG Obligations	$21	$48	$64
SBOW Obligations	$89	$102	$107
KTG as % of SBOW	24%	47%	59%

We are happy to provide our midstream contracts in a data room and would request you share the same, particularly associated with the CHK acquisition and the new Spears pipeline.

9.	Please provide a summary of capital allocation by commodity and area for 2024. For reference, see slide 5 of SilverBow’s corporate presentation from February 2024 as an example of the data being requested.

We provided our forecasted development by type curve area in previous disclosure. We have shapefiles of our type curve areas and our inventory by type curve area in the data room ready to share.

____________________

2 TSR calculated from closing on 12/30/2016 to 2/21/2024.

Additional information

Additional information regarding Kimmeridge’s proposal and KTG’s asset base, including SilverBow’s March 28 letter to Kimmeridge, can be found at www.Kimmeridge.com/sbow/.

About Kimmeridge

Founded in 2012 by Ben Dell, Dr. Neil McMahon and Henry Makansi, Kimmeridge is an alternative asset manager focused on the energy sector. The firm is differentiated by its direct investment approach, deep technical knowledge, active portfolio management, proven sustainability track record and proprietary research and data gathering.

Media

Daniel Yunger / Anntal Silver / Emma Cloyd

Kekst CNC
Kekst-KTG@kekstcnc.com

Investors

John Ferguson

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

(212) 257-1311

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains "forward-looking statements". Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "potential," "targets," "forecasts," "seeks," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Kimmeridge underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Kimmeridge that the future plans, estimates or expectations contemplated will ever be achieved.

Important Information

KEF Investments, LP ("KEF Investments"), KEF Fund V Investments, LP ("KEF Fund V"), Kimmeridge Energy Management Company, LLC ("KEMC"), Benjamin Dell, Alexander Inkster, Neda Jafar, Denis Laloy, Noam Lockshin, Henry Makansi, Neil McMahon, Douglas E. Brooks, Carrie M. Fox and Katherine L. Minyard (all of the foregoing, collectively, the "Participants") have filed a definitive proxy statement and accompanying GOLD proxy card (the "Proxy Statement") with the Securities and Exchange Commission (the "SEC") to be used to solicit proxies in connection with the 2024 annual meeting of shareholders (the "Annual Meeting") of SilverBow Resources, Inc. (the "Company").  Shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Company by the Participants because they contain important information.  Such materials will be made available at no charge on the SEC's website, https://www.sec.gov/.

KEMC may be deemed to "beneficially own" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) 3,281,356 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") (including 100 shares held in record name by each of KEF Investments and KEF Fund V).  None of the other Participants beneficially own any securities of the Company.

On March 13, 2024, KEMC delivered to the Company's Board a non-binding proposal to merge Kimmeridge Texas Gas, LLC with the Company's existing assets and inject $500M of fresh equity capital in exchange for shares of the combined public company at a price of $34 per share of Common Stock.

Exhibit 2

Kimmeridge Texas Gas, LLC

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2023

ASSETS

Current assets

Cash and cash equivalents	$ 2,680,215
Oil and gas sales receivable	17,420,473
Current derivative assets	68,161,036
Other current assets	39,300,780
Total current assets	127,562,504

Oil and gas properties

(based on the successful efforts method of accounting)

Unproved properties	122,873,667
Proved properties	1,453,207,227
Accumulated depreciation, depletion, and amortization	(59,599,879)
Net oil and gas properties	1,516,481,015
Other long-term assets
Long-term derivative assets	15,193,897
Other long-term assets	9,821,702
Total other long-term assets	25,015,599
TOTAL ASSETS	$ 1,669,059,118

LIABILITIES AND MEMBERS' EQUITY

Current liabilities

Accounts Payable	$ 19,584,855
Accrued expenses and other liabilities	107,158,576
Total current liabilities	126,743,431
Long-term liabilities Asset retirement obligation	2,634,496
Other long-term liabilities	37,089
Long-term debt	280,540,883
Total long-term liabilities	283,212,468
Total liabilities	409,955,899
COMMITMENTS AND CONTINGENCIES
Members' equity	1,259,103,219
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 1,669,059,118
1

Kimmeridge Texas Gas, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

Revenue
Natural gas revenues	$ 124,676,350
Liquids revenues	1,753,303
Oil revenues	8,560,143
Total revenues	134,989,796
Expenses
General and administrative	16,302,838
Depreciation, depletion, amortization	52,876,234
Accretion expense	107,896
Lease operating expense	14,816,855
Transportation and gathering expense	26,256,538
Production taxes	5,113,506
Exploration expense	703,304
Total operating expenses	116,177,171
Income from operations	18,812,625
Other income (expense)
Unrealized gain on commodity derivative instruments	106,623,538
Realized gain on commodity derivative instruments	22,491,000
Interest expense, net	(11,481,215)
Total other income	117,633,323
Net income	$ 136,445,948

2

Kimmeridge Texas Gas, LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2023

Total Members’ Equity
Members' equity at January 1, 2023	$ 769,566,523
Members' contributions	353,090,748
Net Income	136,445,948
Members' equity at December 31, 2023	$ 1,259,103,219
3

Kimmeridge Texas Gas, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2023

Cash flows from operating activities

Net Income	$136,445,948
Adjustments to reconcile net income to
net cash provided by operating activities:
Unrealized gain on commodity derivative instruments	(106,623,538)
Depreciation, depletion and amortization	52,876,234
Amortization of debt issuance cost	659,316
Accretion expense of asset retirement obligation	107,896
Change in operating assets and liabilities:
Oil and gas sales receivable	16,134,346
Other current assets	4,355,462
Accrued expenses and other liabilities	304,004
Other liabilities	3,265,607
Net cash provided by operating activities	107,525,275
Cash flows from investing activities Acquisition of oil and gas properties	(345,879,715)
Development of oil and gas properties	(311,963,851)
Net cash provided by investing activities	(657,843,566)
Cash flows from financing activities Capital contributions	353,090,748
Principal payments under credit agreements	(47,400,000)
Deferred Financing Cost	(1,833,689)
Proceeds from credit facilities	240,900,000
Net cash provided by financing activities	544,757,059
Net change in cash and cash equivalents	(5,561,232)
Cash and cash equivalents, beginning of period	8,241,447
Cash and cash equivalents, end of period	$2,680,215
Supplemental disclosure of non-cash transactions: Non-cash purchases of oil and gas properties included in accrued expenses and other liabilities	32,954,162
Supplemental disclosure of cash flow information: Interest paid	9,939,520

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